Exhibit 10.66
AMENDMENT TO
MARATHON PETROLEUM CORPORATION
PERFORMANCE UNIT AWARD AGREEMENT

The Performance Share Unit Award Agreement (the “Award”) granted to John J. Quaid (the “Participant”) on March 1, 2024, under the Marathon Petroleum Corporation 2021 Incentive Compensation Plan (the “Plan”), is amended (the “Amendment”), effective as provided below, as follows:
1. The Performance Share Units that were originally scheduled to vest on the Performance Period End Date (which date is December 31, 2026) pursuant to Paragraph 4 of the Award had the Participant remained in continuous Employment from the Grant Date to that date are vested pro rata by: (a) dividing (i) the number of days of the Participant’s Employment in the Performance Period by (ii) the number of days in the Performance Period; (b) multiplying the number of Performance Share Units by the factor determined under clause (a); and (c) rounding the result in clause (b) to the nearest whole number of Performance Share Units. The death of the Participant following the Participant’s Eligible Separation shall have no effect on the proration.
2. Such vested Performance Share Units shall be determined and paid as otherwise provided in Paragraphs 3 and 4 of the Award.
This Amendment is effective on the date a General Release, in the form and manner provided by the Company or a Subsidiary thereof, becomes effective after the Participant executes and does not revoke such General Release.

    Marathon Petroleum Corporation

    By:    _____________________
        Authorized Officer